EXHIBIT 21

SUBSIDIARIES

As of April 2011, the Company has the following subsidiaries:

1.

American Metal Mining SA de CV, a Chihuahua, Chih., Mexico company

2.

ADIT Resources Corp., a Nevada corporation

3.

American Copper Mining SA de CV, a Chihuahua, Chih., Mexico company